SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 5, 2001


                           GEORGIA-PACIFIC CORPORATION
               (Exact Name of Registrant as Specified in Charter)

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        Georgia                     1-3506                     93-0432081
    (State or Other            (Commission File            (I.R.S. Employer
       Jurisdiction                 Number)               Identification No.)
    of Incorporation)

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               133 Peachtree Street, N.E., Atlanta, Georgia 30303
               (Address of Principal Executive Offices) (Zip Code)

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                                 (404) 652-4000
              (Registrant's Telephone Number, Including Area Code)


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                                 Not applicable
          (Former Name or Former Address, if Changed Since Last Report)


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Item 2.     Acquisition or Disposition of Assets.

                  On October 5, 2001, effective as of the close of trading on the New York Stock Exchange, Georgia-Pacific Corporation, a Georgia corporation ("Georgia-Pacific"), redeemed all of the outstanding shares of Georgia-Pacific Corporation-Timber Company Common Stock, par value $0.80 per share ("Timber Common Stock"), in exchange for the common stock of six former subsidiaries of Georgia-Pacific (collectively, the "Spincos"), which collectively held all of the assets and liabilities attributed to Georgia-Pacific's timber and timberlands business ("The Timber Company"), by issuing one unit (a "Unit"), consisting of one share of common stock of each Spinco, for each share of Timber Common Stock outstanding.

                  On October 6, 2001, each of the Spincos merged (the "Mergers") with and into Plum Creek Timber Company, Inc., a Delaware corporation ("Plum Creek"), with Plum Creek as the surviving corporation. Pursuant to the terms of the Agreement and Plan of Merger, dated as of July 18, 2000, as amended by Amendment No.1 to Agreement and Plan of Merger, dated as of June 12, 2001 (as amended, the "Merger Agreement"), by and among Plum Creek, Georgia-Pacific and the Spincos, each Unit was converted into the right to receive 1.37 shares of Plum Creek common stock, par value $.01 per share ("Plum Creek Common Stock"). As of the effective date of the Mergers, the former holders of Timber Common Stock held approximately 62% of the outstanding shares of Plum Creek Common Stock on a fully diluted basis. The Merger Agreement was filed as Exhibit 2.1 to Georgia-Pacific's Form 8-K filed on July 20, 2000, as amended by Exhibit 2.1 to Georgia-Pacific's Form 8-K filed on June 14, 2001, and is hereby incorporated by reference. The foregoing description of the Merger Agreement and the transactions contemplated therein is qualified in its entirety by reference to such exhibits.

                  Georgia-Pacific has filed to terminate registration of the Timber Common Stock with the Securities and Exchange Commission and applied to de-list the Timber Common Stock from the New York Stock Exchange.

                  Attached hereto as Exhibit 99.1 is a press release issued by Georgia-Pacific on October 8, 2001, which press release is hereby incorporated herein by this reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)      Exhibits:

99.1     Press release issued by Georgia-Pacific Corporation on October 8, 2001.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 9, 2001

                                                 GEORGIA-PACIFIC CORPORATION



                                                 By:  /s/ Kenneth F. Khoury
                                                      -----------------------
                                                      Kenneth F. Khoury
                                                      Vice President, Deputy
                                                      General Counsel and
                                                      Secretary




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                                  EXHIBIT INDEX


Exhibit
Designation                Nature of Exhibit

99.1 Press release issued by Georgia-Pacific Corporation on October 8, 2001.

           Georgia-Pacific and Plum Creek Complete Timberlands Merger

ATLANTA, GA. October 08, 2001 -- The Timber Company (NYSE: TGP) and Plum Creek Timber Company, Inc. (NYSE: PCL) completed their previously announced merger on Oct. 6. The Timber Company formerly was a separate operating group of Georgia-Pacific Corp. (NYSE: GP).

Under terms of the merger, former shareholders of The Timber Company are entitled to receive 1.37 shares of Plum Creek common stock for each share of The Timber Company common stock previously held. Details and procedures for surrendering Timber Company stock certificates in order to receive Plum Creek shares will be mailed directly to Timber Company shareholders.

 "This merger concludes a major strategic initiative by Georgia-Pacific to unlock the value of our timberlands by focusing on deriving the greatest value out of each tree we owned," said A.D. "Pete" Correll, chairman and chief executive officer of Georgia-Pacific.

 "We succeeded by operating a company that generated consistent earnings and outstanding shareholder returns since its formation in late 1997," Correll said. "We proved there was additional value locked in our forests, and we delivered that value to our shareholders.

 "This successful merger demonstrates further progress in the ongoing restructuring of our assets toward value-added forest products, and results in two highly focused, separate companies," he concluded.

Georgia-Pacific is filing to terminate registration of The Timber Company common stock with the Securities and Exchange Commission and applying to de-list The Timber Company common stock from the New York Stock Exchange.

Plum Creek, a real estate investment trust, is one of the largest land owners in the nation, with more than 7.8 million acres in every significant timber-growing region of the United States and nine wood product mills in the Northwest.

Headquartered at Atlanta, Georgia-Pacific is one of the world's leading manufacturers and distributors of tissue, pulp, paper, packaging, building products and related chemicals. With annual sales of approximately $27 billion, the company employs more than 80,000 people at 600 locations in North America and Europe. Its familiar consumer tissue brands include Quilted Northern, Angel Soft, Brawny, Sparkle, Soft 'n Gentle, Mardi Gras, So-Dri, Green Forest and Vanity Fair, as well as the Dixie brand of disposable cups, plates and cutlery. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to lumber and building materials dealers and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific's Unisource Worldwide subsidiary is one of the largest distributors of packaging systems, printing and imaging papers and maintenance supplies in North America, and is the sole national distributor of Xerox branded papers and supplies.

         Media Contact:  Greg Guest  (404)652-4739
         Investors:  Rich Good  (404)652-4720